EXHIBIT 12.1

                                                      Exhibit 12.1

                WALDEN RESIDENTIAL PROPERTIES, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED
          FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (2)
                      (Dollars in Thousands)

                                                                          For the Period
                                                        Year Ended       February 9, 1994
                                                       December 31,     (Commencement of
                                                     ----------------  Operations) through
                                                     1996        1995   December 31, 1994
                                                     ----        ----  -------------------
Income before extraordinary item . . . . . .       $19,122     $10,685      $ 5,356
Add:
   Interest on indebtedness. . . . . . . . .        20,573      17,111        6,288
   Amortization. . . . . . . . . . . . . . .           916         900          371
                                                   -------     -------      -------
     Earnings. . . . . . . . . . . . . . . .       $40,611     $28,696      $12,015
                                                   =======     =======      =======
Fixed charges and preferred stock dividends:
   Interest on indebtedness. . . . . . . . .       $20,573     $17,111      $ 6,288
   Amortization. . . . . . . . . . . . . . .           916         900          371
                                                   -------     -------      -------
     Fixed charges . . . . . . . . . . . . .        21,489      18,011        6,659
   Add:
     Preferred stock dividends (1) . . . . .         4,092         922          --
                                                   -------     -------      -------
        Combined fixed charges and
          preferred stock dividends. . . . .       $25,581     $18,933      $ 6,659
                                                   =======     =======      =======
Ratio of earnings to fixed charges . . . . .         1.89x       1.59x        1.80x

Ratio of earnings to fixed charges and
  preferred stock dividends. . . . . . . . .         1.59x       1.52x        1.80x

(1) Includes preferred stock dividends on convertible equity securities and preferred stock.

(2) Computation of the ratio of earnings to combined fixed charges and preferred stock dividends has not been provided for Walden Predecessors because the capital structure has changed substantially since the Company's formation and the information relating to Walden Predecessors would be meaningless.